UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

June 16, 2015

Date of Report (Date of earliest event reported)

PRGX Global, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

0-28000	58-2213805
(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia	30339-5949
(Address of Principal Executive Offices)	(Zip Code)

770-779-3900

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

At the 2015 annual meeting of shareholders of PRGX Global, Inc. (“PRGX” or the “Company”) held on June 16, 2015 (the “Annual Meeting”), the shareholders of PRGX approved all proposals recommended by the Board of Directors (the “Board”) as described in PRGX’s proxy statement dated May 6, 2015.

With respect to Proposal 1 (election of two Class I directors and one Class III director to serve until the annual meeting of shareholders to be held in 2018 and in 2017, respectively, or until their successors are elected and qualified), the nominees were elected by the following votes:

Director	Shares For	Shares Withheld	Broker Non-Votes
Gregory J. Owens	19,087,568	290,524	4,182,395
Joseph E. Whitters	18,940,417	437,675	4,182,395
William F. Kimble	19,081,673	296,419	4,182,395

The Company’s other continuing directors, David A. Cole, Patrick G. Dills, Archelle Georgiou Feldshon, Mylle H. Mangum and Ronald E. Stewart, did not stand for election at the Annual Meeting. The directors currently serving in Class II, Mr. Dills, Ms. Mangum and Mr. Stewart, will continue to serve until the 2016 annual meeting of shareholders or until their successors are elected and qualified. The directors serving in Class III, Dr. Georgiou and Messrs. Cole and Kimble, will continue to serve until the 2017 annual meeting of shareholders or until their successors are elected and qualified.

With respect to Proposal 2 (to ratify BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year 2015), 23,449,824 shares, or 99.62% of the votes cast, voted for the proposal, 90,381 shares voted against the proposal, and 20,282 shares abstained from voting on the proposal.

With respect to Proposal 3 (to approve the Company’s executive compensation), 18,985,950 shares, or 98.31% of the votes cast, voted for the proposal, 326,916 shares voted against the proposal, 65,226 shares abstained from voting on the proposal, and there were 4,182,395 broker non-votes.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRGX Global, Inc.

	By:	/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and General Counsel
Dated: June 22, 2015